Exhibit (a)(9)

Form of Promise to Grant Stock Option

PROMISE TO GRANT STOCK OPTION
Company:	Option Holder:
Cree, Inc.	Canceled Option
4600 Silicon Drive
Durham, NC 27703	Option Number:
Option Plan:
Grant Date:
No. of Shares:
Exercise Price:
Cancellation Date:

New Option To Be Granted

	Option Plan:	Equity Compensation Plan
	Option Type:	Nonqualified
	Grant Date:	Not earlier than
No. of Shares:
	Exercise Price:	Fair market value on the Grant Date
Expiration Date:
	Vesting Schedule:	See below

Cree, Inc. (“Cree”) is issuing this Promise to Grant Stock Option to you, the option holder named above, pursuant to the offer (the “Offer”) made in Cree’s Offer to Exchange dated February 14, 2003 (the “Offer to Exchange”). In accordance with your election to participate in the Offer, we canceled option your option identified above, Option No.                     , on the cancellation date shown. In exchange for cancellation of this option, Cree promises to grant you a new option to purchase                              shares of Cree’s common stock under our Equity Compensation Plan, subject to and in accordance with the terms and conditions of the Offer, as follows:

•	The new option grant date will be determined in accordance with the Offer and will not be earlier than .
•	The exercise price will be equal to the fair market value of our common stock on the new option grant date.
•	The new option will not be vested or exercisable to purchase any of the shares before . The vesting schedule thereafter will be as follows:

                         shares on

                         shares on

                         shares on

                         shares on

                         shares on

•	The new option, if not sooner exercised or terminated, will expire on .
•	The new option will be subject to the terms and conditions of the Equity Compensation Plan, the Master Stock Option Award Agreement you previously signed and the Notice of Grant we will issue to you after the new option is granted.

To be granted the new option, you must remain an employee of Cree or one of our subsidiaries from the cancellation date of your canceled option until the new option grant date. Your participation in the Offer does not guarantee your employment.

We will not be obligated to grant the new option if doing so is then prohibited by law or would violate the marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject. If we cannot grant the new option lawfully and in compliance with such rules and requirements on or before                         , our obligation to grant the new option will end. This Promise to Grant Stock Option is subject to the terms and conditions of the Offer as set forth in the Offer to Exchange dated February 14, 2003 and the documents referenced therein, all of which are incorporated by reference. These documents reflect the entire agreement between you and Cree with respect to this Promise to Grant Stock Option.

CREE, INC.

By:

Date: